SCHEDULE 14C INFORMATION STATEMENT
                        (Pursuant to Regulation 14C
             of the Securities Exchange Act of 1934 as amended)

                          Iron Eagle Group, Inc.
                   (formerly Pinnacle Resources, Inc.)
                     9600 E. Arapahoe Road, Suite 260
                        Englewood, Colorado 80112
                              303-705-8600

This information statement is being mailed on or about August 1, 2010 to the holders of record at the close of business on June 14, 2010 of the common stock, par value $0.00001 per share of Iron Eagle Group, Inc. (formerly Pinnacle Resources, Inc.), a Delaware corporation).
This Information Statement relates to written consents in lieu of a meeting dated January 15, 2010 and June 14, 2010 of stockholders of the Corporation owning at least a majority of the outstanding common shares of the Corporation as of the record date.

The written consent dated January 15, 2010 authorized an amendment to the Wyoming Articles of Incorporation of the Corporation (prior to the change in domicile) to:

1. increase the authorization of preferred shares to 20,000,000 preferred shares; and

2.  change the name of the Corporation to Iron Eagle Group, Inc.
to more accurately reflect the business of the Corporation.

Additionally, the written consent dated January 15, 2010 ratified prior actions of the board of directors and the change of the domicile of the Corporation from Wyoming to Delaware.

The written consent dated June 14, 2010 authorized a 40 for 1 reverse stock split and an amendment of the Corporation's bylaws to increase the number of directors to seven.

The written consents constitute the consent of a majority of the total number of shares of outstanding common shares, and is sufficient under the Wyoming and Delaware statutes, as appropriate and the Corporation's Articles of Incorporation to approve the above actions. Accordingly, the above actions are not presently being submitted to the Corporation's other stockholders for a vote.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO VOTE OR OTHER ACTION BY THE CORPORATION'S STOCKHOLDERS IS REQUIRED IN RESPONSE TO THIS INFORMATION STATEMENT.

GENERAL INFORMATION

Only one Information Statement is being delivered to two or more security holders who share an address unless the Corporation has received contrary instruction from one or more of the security holders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

The Corporation will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.
If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Corporation, by calling us at (303) 705-8600 or writing to us at 9600 E. Arapahoe Road, Suite 260, Englewood, Colorado 80112.

RECORD DATES

On January 15, 2010 and June 14, 2010, certain of the Corporation's shareholders adopted, by written consents of more than 50% of the shareholders of record as of January 15, 2010 and June 14, 2010, respectively, resolutions recommending actions to be taken by the officers and amendments to the Corporation's Articles and Bylaws to affect the changes listed above.

VOTING SECURITIES

There are currently 405,969,375 pre 1 for 40 reverse split common shares outstanding and no preferred shares outstanding. Holders of the Corporation's common stock are entitled to voting rights of one hundred percent. Such holders may cast one vote for each share held at all stockholders' meetings for all purposes.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE CONSENTING STOCKHOLDERS

Under the Wyoming and Delaware statutes, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the above actions requires the affirmative vote or written consent of a majority of the issued and outstanding shares of common stock. Each Stockholder is entitled to one vote per common share held of record on any matter which may properly come before the stockholders.

On January 15, 2010 and June 10, 2010, our board of directors unanimously adopted resolutions approving the above discussed actions and recommended that the stockholders approve the actions as set forth above. In connection with the adoption of these resolutions, the board of directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner. Pursuant to the Wyoming and Delaware statutes, the consenting stockholder voted in favor of the contemplated actions in written consents dated January 15,
2010 and June 14, 2010, respectively.   No consideration was paid for
the consents.

Accordingly, the Corporation has obtained all necessary corporate approvals in connection with the above actions. The Corporation is not seeking written consent from any other stockholders, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising Stockholders of the action taken by written consent and giving Stockholders notice of such actions taken as required by the Exchange Act.


WYOMING DISSENTERS' RIGHTS

Under the Wyoming law, our stockholders are entitled to dissenters' rights with respect to the actions set forth in item 1, 2, 3 and 4 of this Information Statement or to demand appraisal of their shares as a result of the approval of these actions.

Stockholders of the Corporation electing to do so must comply with the provisions of Title 17 of the Wyoming Statutes in order to perfect their rights of appraisal.

Ensuring perfection of appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. A stockholder's failure to comply with these procedural rules may result in such stockholder becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Wyoming statutory procedures that a stockholder of The Corporation must follow in order to dissent from the actions set forth in this Information Statement and obtain payment of the fair value of his or her shares of common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Title 17 of the Wyoming Statutes

Title 17 of the Wyoming Statutes requires the following.

If you have not executed a consent in favor of the proposed actions with respect to that class or series of shares, you are entitled to payment for your shares under Title 17. The Corporation is required to supply an appraisal notice and form no later than ten days after the corporate action becomes effective.

You must make a written demand for appraisal. You must deliver sign and return the form sent by the Corporation and deposit your shares in accordance with the terms of the notice which date may not be fewer than forty (40) nor more than (60) days after the date the appraisal notice and form were sent.

Within 120 days after the form is due, the Corporation shall pay in cash or other agreed upon consideration to those shareholders who complied with W.S. 17-16-1323, the amount the Corporation estimates to be the fair of your shares, plus instruct.

If you demand appraisal rights, after the effective date of the actions contemplated in this information statement, you will not be entitled to vote the shares of common stock for which you have demanded appraisal rights for any purpose; to receive payment of dividends or any other distribution with respect to the shares of common stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective date of the actions described above; (unless you properly withdraw your demand for appraisal).

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

DELAWARE DISSENTERS' RIGHTS

Delaware dissenters' rights only arise in the case of mergers or consolidations and is not applicable to items 5 or 6.

OTHER RIGHTS

Shares of the Corporation's common stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares of the Corporation's common stock in the event of a subsequent offering.

The Corporation's bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares of common stock entitled to vote.

TRANSFER AGENT

Corporate Stock Transfer acts as the Corporation's transfer agent.

CHANGE OF CONTROL

On January 8, 2010, the registrant agreed in principal to the terms of a share exchange agreement with Iron Eagle Group, a Nevada corporation and the shareholders of Iron Eagle. The three groups have not as of yet completed all of the terms necessary to complete the Agreement.

Pursuant to certain terms of the Agreement, the registrant issued from its treasury an aggregate of 373,491,825 shares of its common stock to the Iron Eagle Nevada shareholders. In exchange, the Iron Eagle Nevada Shareholders will surrender all of their issued and outstanding Iron Eagle Nevada one-class common stock. The Agreement shares are to be held by an escrow agent until Iron Eagle Nevada completes the "Acquisition Requirement". However, the Iron Eagle Nevada shareholders have voting rights on the Agreement Shares by means of a voting trust through the escrow agent while the shares are in Trust and the Agreement is pending.

The Acquisition Requirement requires that, on or before October 8, 2010:

   (i) Iron Eagle Nevada shall acquire one or more construction, infrastructure or related companies with aggregate fiscal 2009 or last twelve months audited EBITDA, adjusted for non-recurring expenses, of at least $1,800,000; or
   (ii) The Corporation's board of directors unanimously votes to authorize the release of the Agreement Shares.

If Iron Eagle Nevada fails to meet the Acquisition Requirement, the Agreement Shares will be returned by the escrow agent to the Corporation.

The Corporation has reviewed Iron Eagle Nevada's plan to complete the Acquisition Requirement and has concluded there is significant uncertainty as to completing the Acquisition Requirement. Based on this determination, the Agreement is not recognized at this time and its fair value is not reliably measurable.

Additionally, the Corporation is still required to transfer the Agreement Shares to the escrow agent and Iron Eagle Nevada is still required to make certain required payments that are necessary prior to the close of the Agreement support the fact that the Agreement did not close as of March 31, 2010.

As part of the Agreement, Iron Eagle Nevada provided a $10,000 advance to the Corporation in January 2010. In the event that Iron Eagle Nevada fails to complete its performance obligations under either the Agreement or the Acquisition Requirement, the Corporation is released from its obligation to repay the $10,000 advanced funds. Accordingly, the Corporation has recognized the $10,000 advance by Iron Eagle Nevada as additional paid in capital.

If the Agreement is completed, the Acquisition Requirement satisfied, and the Agreement Shares are eventually released to the Iron Eagle Nevada shareholders; there will be a change in the ownership control of the Corporation as the Iron Eagle Nevada shareholders will then own 92% of the Corporation's issued and outstanding common shares. The financial records of the Corporation and Iron Eagle Nevada would then be consolidated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tabulates holdings of shares of the Corporation by each person or entity who, subject to the above, as of June 14, 2010, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of the registrant individually and as a group. Each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name. The following assumes completion of the Iron Eagle Nevada acquisition.
                                                    Percentage of
                              Number & Class         Outstanding
Name and Address                 of Shares          Common Shares
-------------------------------------------------------------------
Jason Shapiro
61 West 62nd Street, Apt 23F
New York, New York 10023      99,149,630			 24.42%

Glen R. Gamble(1)(2)
12892 Sierra Circle
Parker, CO 80134                 300,000                 .07%

Robert A. Hildebrand
405 Detroit Street
Englewood, CO 80206            1,410,000                 .35%

Beverly Jo Gamble(1)
12892 Sierra Circle
Parker, CO 80134                 200,000                 .05%

Victory Minerals Corp.(2)
7345 E. Peakview
Englewood, CO 80111            3,000,000                 .74%

All Directors & Officers
as a group (3 persons)       104,059,630		       25.63%

Other 5% Shareholders

Jake Shapiro
448 West 37th Street, Suite 9G
New York, NY 10018		99,149,630		       24.42%

Stephen W. Gropp
1803 North Stafford Street
Arlington, VA 22207           99,149,630               24.42%

Nevada Irrevocable Trust
3540 W. Sahara Avenue
Suite 153
Las Vegas, NV 89102           34,286,550                8.45%

June J. Masaki
59 Damonte Ranch Parkway
Suite B - 4296
Reno, NV 89521                34,286,550                8.45%

(1)Beverly Jo Gamble is married to Glen R. Gamble, an officer and director of the registrant. As a result, Glen R. Gamble would be deemed to be a beneficial owner of the Common Shares owned of record by Beverly Jo Gamble. Nevertheless, Glen R. Gamble disclaims any beneficial ownership of the Common Shares owned of record by his wife.

 (2)Victory Minerals Corp. is a corporation controlled by Glen R.
Gamble, an officer and director of the registrant.  As a result, Glen
R. Gamble would be deemed to be a beneficial owner of the 2,500,000 common shares owned of record by Victory Minerals Corp.

(3)Marieno L. Bonilla is the trustee of the Nevada Irrevocable Trust.


DIRECTORS AND EXECUTIVE OFFICERS

The following persons listed below have been retained to provide services as director until the qualification and election of his successor. All holders of common stock will have the right to vote for directors.

The board of directors has primary responsibility for adopting and reviewing implementation of the business plan of the registrant, supervising the development business plan, review of the officers' performance of specific business functions. The board is responsible for monitoring management, and from time to time, to revise the strategic and operational plans of the Corporation. A director shall be elected by the shareholders to serve until the next annual meeting of shareholders, or until his or her death, or resignation and his or her successor is elected. Presently, directors receive no compensation or fees for their services rendered in such capacity.

The Executive Officers and Directors are:

Name                            Position             Term(s) of Office

Michael J. Bovalino       Chief Executive Officer      May 4, 2010
                                                        to present

Eric Hoffman              Chief Financial Officer      May 4, 2010
                              Controller               to present

Jason Shapiro           Executive Vice President     May 7, 2010
                                                        To present
                                Director            December 29, 2009
                                                        to present

Gary J. Giulietti            Director                  May 4, 2010
                                                       To present

Glen R. Gamble            President, Director         From Inception
                                                        to present

Robert A. Hildebrand     Secretary/Treasurer          From Inception
                             Director                  to present

Joseph Antonini              Director                 July 13, 2010
                                                       To present

Resumes:

Michael J. Bovalino. From January 2008 to present, Mr. Bovalino has been chief operating officer and executive vice president of Medical Acoustics LLC, a medical device/consumer products company. From 2003 to 2007, Mr. Bovalino was the chief executive officer of Pyramid Management Group, Inc., a commercial real estate development company. From 1997 to 2003, Mr. Bovalino was chief executive officer of Energet!x Corporation, a subsidiary of RGS Energy Group, an energy company. Mr. Bovalino earned a bachelor of science in business administration degree from the State University of New York in 1977. Mr. Bovalino attended the Advanced Management Program at Columbia University Graduate School of Business in 1988. Mr. Bovalino earned a Master of Information Technology from Polytechnic University in 1995, a Master of Business Administration from Pace University in 1990 and a Certificate Program in Strategic Analysis at the Wharton Graduate School of Business, University of Pennsylvania in 1989

Eric J. Hoffman. Mr. Hoffman was an executive vice president and chief financial officer from 2004-2007, executive vice president from 2007-2008 and executive vice president and chief operating officer from 2008-2009 for Masco Contractor Services, a provider of installed products for homebuilders. Previously, Mr. Hoffman was Vice President and Group Controller for the Southeast Group of Cardinal Health's Healthcare Supply Chain Services - Pharmaceutical business. Mr. Hoffman was controller from 1996-1999 and the vice president of finance and technology from 1999-2001 for Polyone Distribution, a subsidiary of PolyOne Corporation, a provider of specialized polymer materials, services and solutions. Mr. Hoffman graduated with a Bachelor of Science degree in Business Administration from John Carroll University. Mr. Hoffman is a certified accountant.

Jason Shapiro. Mr. Shapiro was the chief executive officer and sole director of Iron Eagle Group, a Nevada corporation from its inception on November 9, 2009 to January 8, 2010 when it was acquired pursuant to the Share Exchange Agreement described herein. From 2007-2009, Mr. Shapiro was the vice president of Macquarie Capital Funds, a private equity group where he was responsible for asset management and investments. In the summer and fall of 2006, Mr. Shapiro was a legal intern for Honorable Rosemary Gambardella, a former Chief Judge on the United States Bankruptcy Court for the District of New Jersey. From 2004-2005, Mr. Shapiro was the chief executive officer of ProPREG, a biotech firm specializing in pregnancy and fertility. From 1999-2004, Mr. Shapiro was an associate director of UBS Investment Bank, a global healthcare investment banking firm.

Mr. Shapiro earned his MBA degree from the University of Pennsylvania's The Wharton School in 2009. Mr. Shapiro earned a JD degree from the Seton Hall University School of Law in 2007. Mr. Shapiro earned a MS degree in accountancy from Zicklin School of Business' Baruch College in 2006. Mr. Shapiro earned a BS degree in computer science from Rutgers College in 1998.

Mr. Shapiro has earned the following certifications:
*	Certified Public Accountant
*	Chartered Financial Analyst
*	Certified Insolvency and Restructuring Advisor
*	Certification in Distressed Business Valuation
*	Certified Fraud Examiner
*	Certified in Financial Forensics
*	Project Management Professional
*	Risk Management Professional

Mr. Shapiro has also passed the New York and New Jersey bar exams and expects to be licensed in both states shortly.

Gary J. Giulietti. Since 2000, Mr. Giulietti has been president of the northeast operations and a member of the executive committee of Lockton Companies, LLC, an independently owned commercial insurance brokerage firm. From 1980 to 2000, Mr. Giulietti was vice chairman, worldwide construction for Willis, a construction/surety broker, where he oversaw and managed a worldwide construction insurance practice consisting of domestic offices and 140 international offices. He also assisted in large and mid-cap construction companies in providing their insurance needs as they took their businesses public. Mr. Giulietti earned a Bachelor of Arts degree in Business and Political Science from St. Michael's College in 1973.

Glen R. Gamble. Mr. Gamble has served as an officer and director of variety of companies engaged in the fields of mining, oil and gas, cattle, real estate and resource financing. Currently, Mr. Gamble is the manager of Viatica Fund, LLC; a director of Natural Buttes Gas Corp.; manager of Desert Flower Mining, LLC; and president and chairman of Victory Minerals Corp. and the registrant. Mr. Gamble serves on the board of directors of Vanadium and Magnetite Exploration and Development (Pty) Ltd., both subsidiaries of the registrant.

Mr. Gamble graduated from Lakewood High School in 1962, performed three years of military service in the U.S. Army from which he was Honorably Discharged in May 1966. Mr. Gamble attended the University of Colorado and graduated with a Bachelor of Science degree in Accounting and Finance in 1970.

Robert A. Hildebrand, Professional Engineer, B.Sc., Vice President and Director. R.A. Hildebrand is a registered professional mining engineer. He holds a geological engineering degree from the Colorado School of Mines and a completion certificate from LaSalle University in business administration. He has been active in mineral exploration and production for 56 years having held operating and executive positions with both major and junior, publicly-held mining companies operating in Africa, South America, China and North America.

From 1996 to 1998, Mr. Hildebrand served as vice president and treasurer for the Environmental Assurance Corporation, a private company engaged in the reclamation and financing of contaminated real estate. He also acted for eleven years (1980 to 1991) as the Consul (Hon.) of the Netherlands for Colorado, New Mexico and Wyoming. In 1991, Her Majesty Queen Beatrix appointed Mr. Hildebrand a knight in The Order of Oranje-Nassau.

Mr. Hildebrand is, or was within the past years, an officer and/or director of the following public companies: Anooraq Resources, General Mining Company, Resource Finance Group Ltd., International Methane Company and Polaris Resources, Inc.

Joseph E. Antonini. Mr. Antonini is the former Chairman, President and CEO of Kmart Corporation. At Kmart, Mr. Antonini began as a management trainee, at the then S.S. Kresge Company in 1964 and worked his way up to Chairman of the Board of Directors of the giant retail chain in 1987. He is credited with leading Kmart into a new era by launching store renewal programs of unparalleled scope in retail history. They included expansion of the retailer's specialty store concepts, along with introduction of the Kmart Super Center, both contributors to setting new sales and profit records. Mr. Antonini worked with Kmart until 1995. From 1995 to present, Mr. Antonini has been the chairman of the board of directors of AWG Ltd., a producer and seller of wine.

In the past, Mr. Antonini has been awarded key positions that include Chairman of the National Retail Federation and the National Minority Supplier Development Council. He served on the Board of Directors of:
   - Polaroid Corporation, a manufacturer and seller of consumer camera products, from 2003-2005,
   - Chrysler Corporation, a car manufacturer, from 1989-1995,
   - Shell Oil Company, a company engaged in oil exploration, reefing and chemical products, from 1988-1998; and
   - NBD Bank (ultimately acquired and merged into Bank One and then JPMorgan Chase) from 1987-1989.

He is also a recipient of the Horatio Alger Award. Mr. Antonini earned a Bachelor of Science degree in business administration from West
Virginia University in 1964.  In 1992, he was recognized by West
Virginia University as its most distinguished alumni.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Bovalino Employment Agreement
On April 26, 2010, the Corporation entered into an employment agreement with Michael J. Bovalino for his services as chief executive officer. The term of the agreement is for thirty months. The agreement may be terminated with or without cause by the Corporation or upon written notice.

Mr. Bovalino's compensation and/or other benefits will accrue until either 1) the Corporation acquires a target company or companies with a combined 2009 EBITDA of $4.0 million or 2) the Corporation raises at least $10 million from investors. Mr. Bovalino shall be paid an annual gross base salary of $300,000.00 to be reviewed by the Corporation annually.

   Cash Base Salary. The Corporation will pay Bovalino an annual gross base salary in cash of $175,000.00 payable at least semi-monthly.

   Equity Base Salary. The Corporation will pay Mr. Bovalino an annual gross base salary in equity of $125,000.00. This will be issued to Mr. Bovalino at least annually and will vest semi-monthly over the year.

   Bonuses. At the sole discretion of the Corporation's board of directors, Mr. Bovalino will be eligible to receive a cash and equity bonus of up to 100% of base salary each year. The relative percentage of cash and equity in the bonus will be similar to the cash and equity mix in the base compensation. The bonuses will be based upon actual performance of the registrant as determined by the board of directors. The timing, amount and payment terms of any such bonus if granted shall be at the sole discretion of the board of directors.

   Options. The board of directors will create a compensation committee that will, in conjunction with the executive management, create an option package. The compensation committee will make annual stock option grant awards pursuant to the registrant policies and guidelines, based on employee's service to the registrant and overall performance criteria. The timing, amount and dispersal of the options granted shall be at the sole discretion of the board of directors and based on Mr. Bovalino's annual review.

Hoffman Employment Agreement
On May 3, 2010, the Corporation entered into an employment agreement with Eric J. Hoffman for his services as chief financial officer. The term of the agreement is for two years. The agreement may be terminated with or without cause by the registrant or upon written notice.

Mr. Hoffman's compensation and/or other benefits will accrue until either 1) the registrant acquires a target company or companies with a combined 2009 EBITDA of $4.0 million or 2) the Corporation raises at least $10 million from investors. Mr. Hoffman shall be paid an annual gross base salary of $225,000.00 to be reviewed by the registrant annually.

   Cash Base Salary. The Corporation will pay Hoffman an annual gross base salary in cash of $125,000.00 payable at least semi-monthly.

   Equity Base Salary. The Corporation will pay Mr. Hoffman an annual gross base salary in equity of $100,000.00. This will be issued to Mr. Hoffman at least annually and will vest semi-monthly over the year.

   Bonuses. At the sole discretion of the board of directors, Mr. Hoffman will be eligible to receive a cash and equity bonus of up to 100% of base salary each year. The relative percentage of cash and equity in the bonus will be similar to the cash and equity mix in the base compensation. The bonuses will be based upon actual performance of the registrant as determined by the board of directors. The timing, amount and payment terms of any such bonus if granted shall be at the sole discretion of the board of directors.

   Options. The board of directors will create a compensation committee that will, in conjunction with the executive management, create an option package. The compensation committee will make annual stock option grant awards pursuant to the registrant's policies and guidelines, based on employee's service to the registrant and overall performance criteria. The timing, amount and dispersal of the options granted shall be at the sole discretion of the board of directors and based on Mr. Hoffman's annual review.

Shapiro Employment Agreement
Pursuant to the reverse merger/change of control, the Corporation has entered into an employment agreement with Jason Shapiro. Pursuant to the employment agreement, Mr. Shapiro will receive annual compensation of $200,000 commencing on the closing of an acquisition and will be eligible to receive a cash bonus of up to 200% of base salary, at the discretion of the board of directors. Below are the relevant sections of the employment agreement.

   Base Salary. The Corporation will pay Mr. Shapiro an annual gross base salary of $200,000 payable at least semi-monthly. The Corporation agrees to review Mr. Shapiro's salary at least annually as of each anniversary of the start date and make adjustments upwards as necessary to reflect increases in the cost of living as well as performance. The amount of any such increase if any; shall be at the sole discretion of the board.

Any actual payments of salary or bonuses made to Mr. Shapiro will be net of any governmental applicable taxes and fees that The Corporation acting in good faith and its sole discretion determines need to be deducted from payments to employee.

  Cash Bonuses. At the sole discretion of the board, Mr. Shapiro will be eligible to receive a cash bonus of up to 200% of base salary each year based upon actual performance of The Corporation as determined by the board. The timing, amount and payment terms of any such bonus if granted shall be at the sole discretion of the board.

Severance Agreement of Glen R. Gamble
Pursuant to the severance agreement, Mr. Gamble shall serve as the president of the Corporation until such time as there is a change in control. The term of employment shall be for a period of one year, commencing with the date hereof, unless sooner terminated with Cause or as a result of a change in control as provided in this Agreement.

For purposes of the severance agreement, a "Change in Control" shall mean any of the following events:

   (a) The release from escrow of the shares of The Corporation's common stock issued to the shareholders of Iron Eagle Nevada in connection with the acquisition of Iron Eagle Nevada by The
Corporation; or

   (b) The individuals who, as of the date this Agreement are approved by the Board, cease for any reason to constitute at least two-thirds of the Board;



<PAGE.14

In the event that Glen R. Gamble is terminated without Cause or as a result of a Change in Control, the Corporation shall pay to Mr. Gamble or his nominee for the services to be rendered Mr. Gamble hereunder, compensation as set forth below if, as and when the Corporation sells certain securities it owns of The Saint James Company.

   If Mr. Gamble qualifies for compensation as provided in above, such compensation shall be paid subject to the following:

   (a) Mr. Gamble or his nominee will receive no compensation from the sale of the STJC Shares at eighty cents ($0.80) per share or less;
   (b) Mr. Gamble or his nominee will receive compensation equal to Twenty-Five percent (25%) of the amount from sales of STJC Shares at prices in excess of $0.80 up to $1.50 per share;
   (c) Mr. Gamble or his nominee will receive compensation equal to Thirty percent (30%) of the amount from sales of STJC Shares at prices in excess of $1.50 up to $3.00 per share: and
   (d) Mr. Gamble or his nominee will receive compensation equal to Thirty-Five percent (35%) of the amount from sales of STJC Shares exceeding $3.00 per share.

Any compensation paid under the severance agreement shall be payable upon receipt by the Corporation of the proceeds from the sale of the STJC shares, subject to applicable withholding and other taxes.

Mr. Gamble agrees that no compensation or remuneration shall be due or payable to him or his nominee, either for past, present or future services.

Mr. Gamble shall not be entitled to any compensation if the board determines that he is terminated for cause.

Severance Agreement of Robert A. Hildebrand
Pursuant to the severance agreement, Mr. Hildebrand shall serve as the secretary/treasurer of the Corporation until such time as there is a change in control. The term of employment shall be for a period of one year, commencing with the date hereof, unless sooner terminated with Cause or as a result of a change in control as provided in this Agreement.

For purposes of the severance agreement, a "Change in Control" shall mean any of the following events:

   (a) The release from escrow of the shares of Corporation's common stock issued to the shareholders of Iron Eagle Nevada in connection with the acquisition of Iron Eagle Nevada by The Corporation; or

   (b) The individuals who, as of the date this Agreement are approved by the Board, cease for any reason to constitute at least two-thirds of the Board;

In the event that Mr. Hildebrand is terminated without Cause or as a result of a Change in Control, The Corporation shall pay to Mr.
Hildebrand or his nominee for the services to be rendered Mr.

Hildebrand hereunder, compensation as set forth below if, as and when The Corporation sells certain securities it owns of The Saint James Company.

   If Mr. Hildebrand qualifies for compensation as provided in above, such compensation shall be paid subject to the following:

   (a) Mr. Hildebrand or his nominee will receive no compensation from the sale of the STJC Shares at eighty cents ($0.80) per share or less;
   (b) Mr. Hildebrand or his nominee will receive compensation equal to Twenty-Five percent (25%) of the amount from sales of STJC Shares at prices in excess of $0.80 up to $1.50 per share;
   (c) Mr. Hildebrand or his nominee will receive compensation equal to Thirty percent (30%) of the amount from sales of STJC Shares at prices in excess of $1.50 up to $3.00 per share: and
   (d) Mr. Hildebrand or his nominee will receive compensation equal to Thirty-Five percent (35%) of the amount from sales of STJC Shares exceeding $3.00 per share.

Any compensation paid under the severance agreement shall be payable upon receipt by the Corporation of the proceeds from the sale of the STJC shares, subject to applicable withholding and other taxes.

Mr. Hildebrand agrees that no compensation or remuneration shall be due or payable to him or his nominee, either for past, present or future services.

Mr. Hildebrand shall not be entitled to any compensation if the board determines that he is terminated for cause.


AMENDMENT TO ARTICLES TO INCREASE THE AUTHORIZATION OF PREFERRED SHARES

The Corporation's board of directors believes that the amendment to increase the authorization of preferred shares will provide the Corporation with greater flexibility to pursue acquisition candidates and to take other actions to enhance shareholder value. The board of directors believes that the increase in the Corporation's share capital will provide sufficient shares, without addition expense or delay, for investments or acquisitions by the Corporation, share sales, grants or awards under future management incentive and employee benefit plans and programs, share splits or share dividends and other general corporate purposes.

As a result of the increase in share capital, the Corporation's authorized preferred shares were increased to 20,000,000 preferred shares.

As of July 20, 2010, there were no preferred shares outstanding.

   AMENDMENT TO ARTICLES TO CHANGE THE NAME OF THE CORPORATION

The Corporation's board of directors believes that the amendment to change the name of the Corporation to Iron Eagle Group, Inc. more accurately reflects corporate operations after the change of control.

Principal Effects of the New Change. Changing our name did not have any effect on our corporate status. In the future, new stock certificates will be issued bearing our new name.

      RATIFICATION OF REVERSE MERGER AND SEVERANCE AGREEMENTS

As discussed above in "Change in Control", on January 8, 2010, Pinnacle entered into a share exchange with Iron Eagle Group, a Nevada corporation. Pursuant to the Agreement, Pinnacle issued an aggregate of 373,491,825 shares of its common stock to the Iron Eagle shareholders in exchange for all of the issued and outstanding Iron Eagle capital stock. As a result of the Agreement, Iron Eagle became a wholly-owned subsidiary of Pinnacle. There was a change in the ownership control of Pinnacle as of January 8, 2010 as the Iron Eagle shareholders own 92% of Pinnacle's outstanding common shares.

As discussed above in "Compensation of Directors and Executive Officer" the board of directors entered into severance agreements with Glen R. Gamble and Robert A. Hildebrand.

Certain shareholders executed the written consent and ratified the above discussed actions.


CHANGE IN THE STATE OF INCORPORATION OF THE CORPORATION FROM WYOMING TO DELAWARE BY MERGER OF THE CORPORATION, A WYOMING CORPORATION, WITH AND INTO IRON EAGLE GROUP, INC., A DELAWARE CORPORATION

On February 15, 2010, the Corporation's board of directors voted unanimously to approve the merger and obtained written consent by shareholders' owning more than 50% of the outstanding common shares. The merger was consummated pursuant to an agreement and plan of merger between Iron Eagle Group, Inc., a Delaware corporation and The Corporation, a copy of which is contained in Exhibit A. Copies of the certificate of incorporation and bylaws which will serve as Iron Eagle's certificate of incorporation and bylaws following the merger are attached to the Agreement and Plan of Merger. The Agreement and Plan of Merger provides that the Corporation will merge with and into Iron Eagle Delaware. The proposed merger will effect a change in the legal domicile of the Corporation and other changes of a legal nature, the most significant of which are described below. However, the merger will not result in any change in our business, management, location of our principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the merger which are immaterial.

Iron Eagle Group, Inc. (name of new company) which is the surviving corporation, has been incorporated under the Delaware statutes exclusively for the purpose of merging with the Corporation relating to the change of domicile. Iron Eagle Delaware is a newly formed corporation with one hundred shares of common stock issued and outstanding held by the Corporation, with only minimal capital. The terms of the merger provided that the currently issued one hundred shares of common stock of Iron Eagle held by the Corporation would be cancelled. As a result, following the merger, the Corporation's stockholders prior to the merger were the only stockholders of the newly merged corporation. The articles of incorporation and bylaws of the Corporation and the certificate of incorporation and bylaws of Iron Eagle, a Delaware corporation, are available for inspection by our stockholders at the Corporation's principal office located at 9600 East Arapahoe Road, Suite 260, Englewood, CO 80112.

The Agreement and Plan of Merger
The Agreement and Plan of Merger provided that the Corporation would be merged with and into Iron Eagle Delaware, with Iron Eagle Delaware being the surviving corporation. Iron Eagle Delaware assumed all assets and liabilities of Pinnacle.

Filing of the Articles of Merger
The Corporation filed the Certificate of Merger and Articles of Merger with the Secretaries of State of Wyoming and Delaware, respectively, when the actions taken by our board of directors and the consent stockholders became effective.

On the effective date of the merger, the merged companies were deemed incorporated under the Delaware Statutes. Consequently, the merged companies are governed by the Delaware Certificate and Delaware bylaws filed with the Agreement and Plan of Merger.

Principal Features of the Change of Domicile
The merger of the Corporation, with and into, Iron Eagle, under the Delaware Statutes was solely for the purpose of effecting the change of domicile. The change of domicile became effective upon the filing of the requisite merger documents in Wyoming and Delaware. Following the merger, Iron Eagle Delaware is the surviving corporation and operates under the name of Iron Eagle Group, Inc. On the effective date of the merger, each outstanding share of the Corporation's common stock was automatically converted into one share of the common stock of Iron Eagle, the new Delaware corporation. The Corporation ceased to exist as a Wyoming corporation, and Iron Eagle Delaware is the continuing or surviving corporation. Upon consummation of the merger, Iron Eagle Delaware succeeded to all of the liabilities and obligations of the Corporation. There will be no change in the business, properties or management of the Corporation. The Iron Eagle Delaware board of directors consists of those persons serving on the board of directors of the Corporation prior to the merger. Such persons and their respective terms of office are set forth above under the caption "Directors and Executive Officers."

Purpose of the ReDomicile
The purpose of the redomicile was to change the state of incorporation and legal domicile of the Corporation from Wyoming to Delaware. The board of directors believes that this change in the domicile is in the best interests of the Corporation and its shareholders. Delaware has long been a leading state in adopting, construing, and implementing comprehensive and flexible corporate laws that respond to the legal and business needs of corporations.

Conversion of the Stock
On the effective date of the merger, each issued and outstanding share of common stock of the Corporation will be converted into common stock of Iron Eagle Delaware and the Corporation's shareholders will automatically become shareholders of Iron Eagle Delaware.

Stock Certificates
Shareholders need to exchange their stock certificates for Iron Eagle Delaware stock certificates due to the merger. Shareholders will receive notification from the Corporation and/or its transfer agent
regarding the procedure for exchanging stock certificates.   The
issuance of new certificates is subject to normal stock transfer requirements, including proper endorsement, signature guarantee, if required, and payment of applicable taxes.

Transferability of Shares
Shareholders whose shares of the Corporation's common stock were freely tradable before redomicile own shares of Iron Eagle Delaware that are freely tradable after redomicile. Similarly, any shareholders that held securities with transfer restrictions before reincorporation holds shares of Iron Eagle Delaware that have the same transfer restrictions after reincorporation. For purposes of computing the holding period under Rule 144 of the Securities Act, those who hold Iron Eagle Delaware stock certificates are deemed to have acquired their shares on the date they originally acquired their Corporation shares. After redomicile, the Corporation continues to be a publicly held company, and, shares of Iron Eagle Delaware are quoted on the Over the Counter Bulletin Board Market. Iron Eagle Delaware will also file with the SEC and provide to its shareholders the same types of information that the Corporation had previously filed and provided.

Certain Federal Income Tax Consequences
The following is a discussion of certain federal income tax considerations that may be relevant to holders of common stock who receive Iron Eagle Delaware common stock as a result of the proposed change of domicile. The discussion of U.S. federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a shareholder. We strongly urge you to consult your tax advisors to determine the particular tax consequences to you of the reincorporation, including the applicability and effect of federal, state, local, foreign and other tax laws. The following discussion does not address all of the federal income tax consequences that may be relevant to particular shareholders based upon their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based on the Code, laws regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The following disclosure does not address the tax consequences to our shareholders under state, local and foreign laws. We have neither requested nor received a tax opinion from legal counsel with respect to the consequences of reincorporation. No rulings have been or will be requested from the Internal Revenue Service with respect to the consequences of reincorporation. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

The reincorporation provided for is intended to be a tax free reorganization under the Code. Assuming the reincorporation qualifies as a reorganization, no gain or loss will be recognized to the holders of the Corporation's capital stock as a result of consummation of the reincorporation, and no gain or loss will be recognized by Pinnacle or Iron Eagle Delaware. Each former holder of Pinnacle's capital stock will have the same basis in the capital stock of Iron Eagle received by that holder pursuant to the reincorporation as that holder has in Pinnacle's capital stock held by that holder at the time the reincorporation is consummated. Each shareholder's holding period with respect to Iron Eagle's capital stock will include the period during which the holder held the corresponding Pinnacle capital stock, provided the latter as held by such holder as a capital asset at the time of consummation of reincorporation was consummated.

Accounting Treatment
In accordance with generally accepted accounting principles, the Corporation expects that the redomicile will be accounted for as a reorganization of entities under common control and recorded at historical cost.

Regulatory Approvals
The redomicile was consummated and the Corporation has obtained all required consents of governmental authorities, including the filing of the Certificate of Merger and Articles of Merger with the Secretaries of State of Wyoming and Delaware.

Significant Changes Caused by Merger
In general, the Corporation's corporate affairs were governed at present by the Wyoming Business Law and by the articles of incorporation filed in Wyoming and the bylaws adopted pursuant to Wyoming law. The Wyoming articles of incorporation and bylaws are available for inspection during business hours at the Corporation's principal executive offices. In addition, copies may be obtained by writing to Pinnacle at 9600 E. Arapahoe Road, Englewood, CO 80112.
Upon effectuating the merger, the Corporation's business was continued by Iron Eagle Delaware. Issues of corporate governance and control would be controlled by Delaware corporate law, rather than Wyoming law. The Wyoming articles of incorporation and bylaws will, in effect, be replaced by the articles of incorporation of Iron Eagle Delaware attached to this information statement as Exhibit A and the bylaws of

<PAGE.20

Iron Eagle Delaware, attached to this information statement as exhibit
B. Accordingly, the differences among these documents and between Wyoming law and Delaware law are relevant.

Certain differences between Wyoming law and Delaware law and between the various organizational documents that the board of directors, considered to be significant are discussed below. Shareholders are advised that many provisions of Wyoming law and Delaware law may be subject to differing interpretations, and that those offered in this information statement may be incomplete in certain respects. The following discussion is not a substitute for direct reference to the statutes themselves or for professional guidance as to how to interpret them. In addition, the following discussion is qualified in its entirety by reference to Wyoming law, Delaware law, case law applicable in Wyoming and in Delaware, and the organizational documents of each of the companies. Shareholders are requested to read the following discussion in conjunction with the Delaware articles and the Delaware bylaws attached to this information statement.

Board of Directors   There will be no change in the composition of our
board of directors.


              1 FOR 40 REVERSE STOCK SPLIT

Our Board believes that the reverse stock split will enhance the acceptability and marketability of our common stock to the financial community and the investing public and may mitigate any reluctance on the part of certain brokers and investors to trade our common stock.

Such determination was based on factors such as existing and expected marketability and liquidity of our common stock; prevailing market conditions; the likely effect on the market price of our common stock. Our Board also considered factors such as the historical and projected performance of our common stock; our projected performance; prevailing market and industry conditions; and general economic trends.

           INCREASING THE NUMBER OF DIRECTORS

Prior to the amendment of our bylaws, our board of directors had six positions, the number previously fixed by shareholders and the maximum number allowed by our bylaws. In reviewing the needs of the board, our directors have determined that an increase in the number of director positions to seven would provide an appropriate level of flexibility to recruit new director candidates, while at the same time maintaining an effective number of experienced directors on the board.


                   ADDITIONAL INFORMATION

We are obligated to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. Our annual reports filed on Form 10-K, quarterly reports filed on Form 10-Q, and current reports filed on Form 8-K are currently on file with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

By Order of the Board of Directors
July 28, 2010

21